Exhibit 10.3

TERMS AND CONDITIONS OF THE GRANT OF SPECIAL PERFORMANCE LTIP UNITS

(A) Subject to the LTIP Executive’s continuous employment hereunder through each grant date, the LTIP Executive shall be granted LTIP Units under the Plan in respect of each performance period (each, a “Special Performance Period”) consisting of the period from May 28, 2014 (the effective date of the consummation of the distribution of the shares of the Corporation to the shareholders of Simon Property Group, Inc.) (the “Effective Date”) through (i) December 31, 2015 (the “First Special PP”), (ii) December 31, 2016 (the “Second Special PP”) and (iii) December 31, 2017 (the ‘‘Third Special PP”) (collectively, the “Special Performance LTIP Units”). Capitalized terms not otherwise defined herein shall be ascribed the meaning set forth in those certain resolutions adopted and approved by the Committee pursuant to the Unanimous Written Consent of the Compensation Committee of the Board of Directors of Washington Prime Group Inc., dated August            , 2014.

(B)  Each LTIP Executive may be granted up to the number of Special Performance LTIP Units in respect of each Special Performance period as set forth next to such LTIP Executive’s name on Schedule 1 attached hereto.

(C)  The number Special Performance LTIP Units granted in respect of each Special Performance Period shall be based on the Corporation’s achievement of the absolute and relative (versus the MSCI REIT Index) total shareholder return (‘‘TSR”) goals set forth on Schedule 2 attached hereto, with 40% of the Special Performance LTIP Units available for grant with respect to each Special Performance Period granted based on achievement of absolute TSR goals, and 60% of the Special Performance LTIP Units available for grant with respect to each Special Performance Period granted based on achievement of relative TSR goals, in each case, as set forth on Schedule 2 attached hereto.

(D)   Subject to paragraphs (A) through (C) above, Special Performance LTIP Units granted in respect of each Special Performance Period shall be granted promptly (and in any event within 15 days) following the end of the applicable Special Performance Period.

(E)  Distributions will be paid on Special Performance LTIP Units from and after the date of grant in accordance with, and subject to, the terms and conditions of the Plan and the applicable award agreement; provided that, there shall be no reduction to such distributions compared to distributions paid in respect of common units of the Partnership generally except as provided in the certificate of designation designating the applicable series of Special Performance LTIP Units with respect to distributions designated as a capital gain dividend within the meaning of Section 875(b)(3)(C) of the Internal Revenue Code of 1986, as amended, and any other distributions that the General Partner of the Partnership determines are not made in the ordinary course.

(F) Except as the Committee may otherwise provide in an applicable award agreement, Special Performance LTIP Units granted in respect of the First Special PP and the Second Special PP will become vested on the third (3rd) anniversary of the Effective Date if the LTIP Executive is continually employed hereunder through such date.

(G) Except as the Committee may otherwise provide in an applicable award agreement, Special Performance LTIP Units granted in respect of the Third Special PP will be immediately vested upon grant if the LTIP Executive is continually employed hereunder through the grant date.